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                                                                    EXHIBIT 99-1


                                  STOCK OPTIONS
                        RUBBER RESEARCH ELASTOMERICS INC.

                              MINNEAPOLIS MINNESOTA
                                OCTOBER 16, 1995

1.       Agreement

         Rubber Research Elastomerics Inc., a Minnesota Corporation (the "Company") for value received hereby grants the option to purchase 1,000,000 shares of the "Company's" common stock which is authorized but unissued at a price of $0.15 per share (Exercise Price) to Joseph Duncan King (the "holder") at 167 Hunt Club Drive, 3A, Copley, Ohio. This price is based on the current number of authorized shares, which is 25,000,000. This share price shall be appropriately adjusted at the time of exercising to reflect stock dividends, stock splits and the like subsequent to this date so as to maintain the percentage of outstanding shares. The "holder's" option to purchase these shares shall extend until five years after the date that the "Company" has received approval from the governing authorities to allow its shares to be publicly traded. The "Company" will inform the "holder" in writing when it has received this approval. The "Company" shall not be required to issue any fraction of a share of Common Stock pursuant to the terms of this agreement.

         To exercise the option to purchase shares of Common Stock, this agreement shall be surrendered to the "Company" at its principal office or at such other office or agency as the "Company" may authorize for such purpose, endorsed, or accompanied by a written instrument of surrender in form satisfactory to the "Company," duly executed by the "holder" or his attorney duly authorized in writing. The agreement shall be accompanied by funds acceptable to the "Company" sufficient to cover the number of shares requested as calculated above. Partial exercise of the agreement is authorized. If partially exercised, a new agreement shall be issued to the "holder" by the "Company" which contains all the language of this agreement, but will be adjusted to reflect the number of shares that have been purchased. No other changes will be made to the agreement.

         The "Company" shall issue and deliver in exchange for that portion of the agreement so surrendered, as soon as practicable after such surrender, certificates representing the number of shares of Common Stock requested by the "holder," issued in the name of the "holder" or in such name or names as the "holder" may direct. The exercise right in respect of the agreement shall be deemed to be exercised upon the receipt by the "Company" of the agreement so surrendered duly endorsed or accompanied by a written instrument as above provided. The "holder" of the agreement shall be deemed to become a shareholder of record as of the date upon which the agreement shall have been so received, provided the requirements hereof are complied with. Thereupon that portion of the agreement with respect to which the exercise right is exercised shall be deemed to be satisfied and discharged and no longer outstanding for any purpose.



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         If at anytime while this agreement is outstanding the "Company" shall consolidate with or merge into another corporation, the "holder" hereof shall thereafter be entitled upon exercising to the issuance of, with respect to each share of Common Stock issuable upon exercising of this agreement immediately prior to the date upon which such consolidation or merger shall become effective, the securities or property to which a holder of one share of Common Stock would have been entitled upon such consolidation or merger, without any change in, or payment in addition to, the Exercise Price in effect immediately prior to such merger or consolidation, and the "Company" shall take such steps in connection with such consolidation or merger as may be necessary to assure that all of the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities o property thereafter deliverable upon exercising of this agreement. The "Company" shall not effect any such consolidation or merger unless prior to other consummation thereof the successor corporation (if other than the "Company") resulting therefrom shall assume by written instrument executed and mailed to the "holder" of this agreement at the address of the "holder" shown on the books of the "Company," the obligation to deliver to the "holder" such securities or property as in accordance with foregoing provisions the "holder" shall be entitled to purchase.

         A sale of all or substantially all of the assets of the "Company" for a consideration (apart from the assumption of obligations) consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

2.       Authorized Shares

         The "Company" represents, warrants, and agrees that it will at all times, maintain a sufficient number of authorized and unissued shares of Common Stock to allow exercising of this agreement.

3.       Replacement

         Upon receipt of evidence satisfactory to the "Company" of the loss, theft, destruction or mutilation of this agreement and, at the option of the "Company," in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity satisfactory to the "Company," or in the case of any such mutilation, upon surrender and cancellation of such agreement, the "Company" shall issue a new agreement of like tenor in lieu of such lost, stolen, destroyed, or mutilated agreement.

4.       Construction of Agreement

         This agreement shall be constructed in accordance with the laws of the state of Minnesota. This agreement may not be waived, changed, discharged or terminated orally, nor shall any delay or failure on the part of the "holder" of this agreement in exercising any right hereunder affect such right or be deemed a waiver of any default on the part of the "Company."

5.       Notices

All communications hereunder shall be in writing and, except, as otherwise provided, shall be delivered at, or mailed by United States Postal Service first class mail, postage prepaid, return receipt requested, if to the "Company" at 4500 Main Street Northeast, Minneapolis,




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         Minnesota, 55421, or if to the "holder" at 167 Hunt Club Drive, 3A,
Copley, Ohio 44321, or to such other address as either party shall designate to the other. The parties shall promptly advise each other of changes in address for all such notices.


                                           RUBBER RESEARCH ELASTOMERICS, INC.


                                           BY  /s/ Fred J. Stark
                                              ----------------------------------

                                              ITS          CEO
                                                  ------------------------------





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